Tupperware Brands Reports Record Fourth Quarter and Full Year Results; Raises Quarterly Dividend 10%

-- Fourth quarter sales up 1% in U.S. dollars and 5% local currency+ versus last year.

-- GAAP diluted E.P.S. $1.74, versus $1.34 last year.  Adjusted*, diluted E.P.S. $1.81, up 12% in local currency.

-- Full year cash flow before investing activities $263 million, up 13% versus last year.

-- Share repurchases of $75 million / 832 thousand shares.

-- Board of Directors declares a 10% higher quarterly dividend of 68 cents per share, $2.72 annual run rate.

ORLANDO, Fla., Jan. 29, 2014 /PRNewswire/ -- (NYSE: TUP) Tupperware Brands Corporation today announced record fourth quarter and full year 2013 operating results.

Rick Goings, Chairman and CEO, commented, "We continued to deliver steady top line growth in the quarter. Focusing on our sales force remains our top priority, as increasing its size is key to delivering consistent growth in our business. We had a meaningful sequential increase in total sellers in the quarter, closing the year with 2.9 million worldwide, a 4% increase over the end of 2012. Worldwide, our local management teams have the expertise to drive strategic initiatives in their business units in order to motivate our sales force, and we achieved a sequential improvement as well in the active seller comparison in the quarter. Even with challenging environmental conditions and macro-economic factors in several of our emerging markets, as a group, these markets delivered solid sales growth in local currency, being up 12% over last year. An integral part of our "And" story, our established markets, while down in total, improved sequentially versus the prior quarter, and several of these markets reported growth as key strategies caught hold."

Goings continued, "As we look to 2014, we remain focused on providing a good return to our investors, while continuing to invest at appropriate levels in our business units. Along these lines we're pleased to announce that based on the strength of our results and management teams around the world, and confidence in our continued growth, our Board approved today a 10% increase in our quarterly dividend. We will also continue with our share repurchase program, and anticipate $185 million worth of open-market share repurchases in 2014."

Fourth Quarter Executive Summary

  Fourth quarter 2013 net sales were $717 million.  Emerging markets**, accounting for 63% of sales, achieved a 12% increase in local currency, driven by large populations, greater penetration and emerging middle classes.  Established markets were down 5% in local currency, a 3 percentage point improvement over the third quarter.
  GAAP net income of $89.7 million versus $74.5 million in the prior year, which included $13.2 million pretax more of expense "items", was up 21% in dollars and 29% in local currency.  Adjusted diluted E.P.S. of $1.81 included  9 cents of negative impact versus 2012 from changes in foreign exchange rates, which was 3 cents worse than assumed in October's guidance.
  Full year cash flow from operating activities net of investing activities was $263 million, $29 million over 2012 and $13 million over the high end of October's guidance range.
  In the fourth quarter, the Company returned $107 million to shareholders through a dividend payout of $32 million and the repurchase of 832 thousand shares for $75 million.  Since 2007, 20 million shares have been repurchased for $1.2 billion, with $0.8 billion left under an authorization that runs until February 2017.
  Total sales force of 2.9 million was up 4% versus prior year at the end of the quarter, a 4 percentage point improvement over third quarter, with improvement in most markets.

Fourth Quarter Business Highlights

Europe: Continued strong results in Turkey, and Tupperware South Africa's and France's return to growth, offset by impact of low activity primarily in other established markets and CIS

  Segment sales, down 1% versus last year reported and down 2% in local currency.
  Emerging markets were up 2% in local currency.  Primarily driven by Turkey, up 24%, and Tupperware South Africa, up 28%, largely offset by the CIS, down 31%.
  Established markets were down 4% in local currency, a 7 percentage point improvement over the third quarter. France's local currency sales were up 2%, reflecting an increase in sales force size and activity.  This was largely offset by Germany, which was down 14%, the result of a less active and productive sales force.  Successful recruiting resulted in Germany ending the quarter with a 5% sales force advantage.

Asia Pacific: Indonesia, China and Malaysia/Singapore sales up double digit

  Sales for the segment up 1% reported and 12% in local currency, driven by the emerging markets up 17% in local currency, led by China up over 20%, Indonesia, up 33% and Malaysia Singapore up 17%.  In line with prior quarter, India was only up slightly versus historical double digit increases.  Continued focus on mitigating macroeconomic factors in India, as well as focusing top end sales force leaders on recruiting, training and activating sales force members.
  Established markets in the segment were down 3% in local currency, as they continued to execute strategies to stabilize and improve sales force and sales force leadership levels.
  Active sales force up 5%.  The 7 percentage point difference between the sales and active seller comparisons was primarily related to productivity improvement in Indonesia related to higher sales force standards and China due to product mix, as well as from a mix shift toward units with higher average order size.

Tupperware North America: Tupperware Mexico up 14%, including 8-point benefit from higher B2B sales

  Segment sales, up 4% reported and in local currency.  Tupperware Mexico sales up 14%, reflected a larger and more productive sales force, as well as higher B2B sales, which had a 4 percentage point benefit on the sales comparison for the whole segment.
  Tupperware United States and Canada sales were down 3% in local currency.  The focus continued on building and strengthening the sales force structure and leadership levels resulting in a higher ending sales force size versus prior quarter.

Beauty North America: Continued focus on executing and leveraging recently implemented programs

  Sales for the segment were down 14% reported and 13% in local currency.  In line with third quarter, Fuller Mexico sales were down 11% in local currency.  Continued focus on stabilizing and growing sales manager level and total sales force size.  Sales force size and activity comparisons were slightly better than third quarter, but sales force productivity was down.
  BeautiControl sales were down 23%.  Sales force size improved through the quarter, but still down high single digit. Through engagement of the top end of the sales force, there is a continuing focus on developing a larger and more active sales force and executing on the programs in place.

South America: Continued good recruiting resulted in 18% sales force increase

  Sales up 17% reported and 28% in local currency, primarily as a result of continued growth in Brazil which was up 19% in local currency driven by a larger sales force size.  Venezuela was up 54% primarily reflecting higher prices due to inflation.
  Active sales force up 5%.  The 23 point difference between the sales and active seller comparisons primarily reflected the ongoing strategies to increase average order size in Argentina and inflation related price increases, along with higher sales volume in Brazil.

2014 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's first quarter and full year 2014 guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	March 29, 2014		Ended	Dec 27, 2014		Ended
	Low	High	Mar 30, 2013	Low	High	Dec 28, 2013
USD Sales Growth vs Prior Year	(3)%	(1)%	4%	0%	2%	3%
GAAP EPS	$1.08	$1.13	$1.06	$5.20	$5.35	$5.17
GAAP Pre-Tax ROS	11.3%	11.7%	11.8%	13.2%	13.3%	13.5%

Local Currency+ Sales Growth vs Prior Year	5%	7%	6%	5%	7%	6%
EPS Excluding Items*	$1.13	$1.18	$1.18	$5.51	$5.66	$5.43
Pre-Tax ROS Excluding Items	11.9%	12.3%	12.8%	14.0%	14.1%	14.1%

FX Impact on EPS Excluding Items Comparison(a)	($0.14)	($0.14)		($0.44)	($0.44)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted on: http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm.

Full year 2014

  Net interest expense is expected to be around $40 million.
  Tax rate excluding items is expected to be 25.0%, excluding items and 24.9% on a U.S. GAAP basis.
  Reflects $185 million and first quarter reflects $10 million in open market share repurchases.
  Diluted earnings per share guidance assumes no change in the current 6.3 bolivar to dollar rate for Venezuela. If the rate had worsened to 63 bolivars to the dollar as of the beginning of 2014, there would have been an estimated $40 million negative pretax impact on 2014 earnings related to amounts on the year end 2013 balance sheet, and an additional $25 million negative pretax impact versus 2013 from translating operating activity at the worse rate. The estimated impact of such a devaluation on 2014 sales is estimated at $100 million.

Segment Level

  For the full year, sales in local currency are expected to be even to up a couple percent in Europe, up high-single to low-double digit in Asia Pacific, up mid-single digit in the Tupperware North America segment, down mid-single digit in Beauty North America and to be up about 20% percent in the South America segment.
  Pre-tax return on sales without items for the full year, versus 2013, is expected to increase modestly in all segments, except in Beauty North America where a decrease is expected associated with negative volume leverage.

Uses of Cash

Dividends
The Company's Board of Directors declared today the Company's regular quarterly dividend. The dividend declared was 68 cents per share, up 10% from the previous quarter. It is payable on April 4, 2014 to shareholders of record as of March 19, 2014. This increase in dividend is in line with maintaining a targeted payout ratio of approximately 50% of trailing diluted earnings per share without items.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe (including Scandinavia), the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call
Tupperware Brands will conduct a conference call and simultaneous webcast presentation including slides today, Wednesday, January 29, 2014, at 8:30 am Eastern time. The conference call and slides will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, changes in the fair value of previously acquired businesses and trade names, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering and impairment charges. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations. Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. During the first quarter of 2013, the Venezuelan government abolished the exchange rate that the Company had previously used in translating the results of its Venezuelan operations, and at the same time devalued the official foreign exchange rate in that country. Due to the lack of a connection between the market perceived value of the Venezuelan bolivar and the exchange rate mandated by the Venezuelan government, and now used by the Company, and the sporadic timing of such mandated changes in the exchange rate, the non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary asset, inventory and non-recurring deferred tax balance sheet positions of the Company in Venezuela at the time of such devaluations.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years. Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER SALES STATISTICS*

(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q4 '12%		Total Sales Force	Inc/(Dec) vs. Q4 '12%
Europe	(1)	(2)	99,231	1		679,984	8	[g]
Asia Pacific	1	12	250,495	5	[a]	1,021,452	4
TW North America	4	4	94,179	3	[b,e]	347,423	5
Beauty North America	(14)	(13)	242,003	(13)	[c]	482,520	(11)	[c]
South America	17	28	98,398	5	[d]	363,254	18	[d]
Total All Units	1	5	784,306	(2)	[f]	2,894,633	4

Emerging Market Units

Europe	(5)	2	65,155	5		488,405	9	[g]
Asia Pacific	7	17	218,973	6	[a]	918,645	5
TW North America	14	14	84,114	2	[b]	263,748	3
Beauty North America	(11)	(11)	215,464	(12)	[c]	402,803	(12)	[c]
South America	17	28	98,398	5	[d]	363,254	18	[d]
Total Emerging Market Units	5	12	682,104	(1)		2,436,855	4

Established Market Units

Europe	1	(4)	34,077	(4)		191,579	7	[g]
Asia Pacific	(17)	(3)	31,521	0		102,807	1
TW North America	(4)	(3)	10,064	5	[e]	83,675	11
Beauty North America	(21)	(20)	26,540	(21)	[c]	79,717	(9)	[c]
South America	0	0	-	0		-	0
Total Established Market Units	(5)	(5)	102,202	(7)		457,778	3

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force.  The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units.  Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes

[a] Local currency sales increase above active seller increase reflected productivity improvement in Indonesia, as the result of higher prices and standards, and higher sales in China, which operates an outlet model without a traditional sales force.  There was also a mix shift toward these units that have higher than average order sizes and away from the Philippines that is beauty and personal care focused with a below average order size.

[b] Higher B2B sales in Mexico had a 4, 8 and 1/2 point positive impact on the local currency sales comparisons for total Tupperware North America, Tupperware North America emerging markets, and total Company, respectively.

[c] The sales force size deficit in the Beauty North America segment reflected a lower number and lower recruiting success of Field Managers at Fuller Mexico, and the need to better engage with the sales force leadership levels at BeautiControl, both of which are being addressed.  The lower total sales force size led to the lower number of active sellers in these businesses.

[d] The active seller comparison in South America lagging the local currency sales increase reflected a change in approach in Argentina to focus on a lower number of more profitable sales zones and to shift the product assortment toward housewares at higher price points.  Also impacting the comparison were inflation related price increases across the segment, as well as accelerated sales growth in those units with higher average order sizes.  The changes in Argentina were also the main source of the difference between the total and active seller increases.

[e] The increase in the active seller comparison versus the local currency sales in Tupperware North America Established markets decrease reflected year-over-year differences in the promotional program designed to engage a greater number and proportion of those in the total sales force.

[f] The majority of the difference in the overall Company's increase in sales in local currency versus a decrease in active sellers came from a mix shift away from Fuller Mexico that based on its model has a lower than average order size and a higher than average activity rate.  The factors outlined in notes a - e above also contributed to the difference.

[g]  The most significant factors in the better total sales force size versus active sales force size comparison in Europe were: less activity by the CIS sales force in light of disruption in the sales force manager force due to a change in an entrepreneur tax in 2013 that has been rescinded as of the beginning of 2014; a change as of the beginning of 2013 in the measurement of activity in the Nutrimetics France business; and strong recruiting in the fourth quarter generally where not all of the recruits that will become active have yet done so.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
(In millions, except per share data)	2013	2012	2013	2012

Net sales	$ 717.1	$ 711.0	$ 2,671.6	$ 2,583.8
Cost of products sold	241.4	237.1	889.8	856.4
Gross margin	475.7	473.9	1,781.8	1,727.4

Delivery, sales and administrative expense	346.5	343.4	1,369.7	1,329.5
Re-engineering and impairment charges	2.2	18.4	9.3	22.4
Impairment of goodwill and intangible assets	-	-	-	76.9
Gains on disposal of assets including insurance recoveries	(0.4)	(0.1)	0.7	7.9
Operating income	126.6	112.0	403.5	306.5

Interest income	0.7	0.6	2.6	2.5
Interest expense	10.7	7.9	40.2	34.9
Other (income) expense	0.5	1.2	5.5	1.3
Income before income taxes	116.1	103.5	360.4	272.8
Provision for income taxes	26.4	29.0	86.2	79.8
Net income	$ 89.7	$ 74.5	$ 274.2	$ 193.0

Net income per common share:

Basic earnings per share:	$ 1.78	$ 1.37	$ 5.28	$ 3.49

Diluted earnings per share:	$ 1.74	$ 1.34	$ 5.17	$ 3.42

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				52 Weeks	52 Weeks
	Ended	Ended	Reported	Restated *	Foreign	Ended	Ended	Reported	Restated *	Foreign
	Dec 28,	Dec 29,	%	%	Exchange	Dec 28,	Dec 29,	%	%	Exchange
	2013	2012	Inc (Dec)	Inc (Dec)	Impact	2013	2012	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$ 218.4	$ 221.2	(1)	(2)	$ 2.0	$ 782.7	$ 791.4	(1)	-	$ (5.8)
Asia Pacific	222.4	219.2	1	12	(20.7)	836.9	780.7	7	14	(48.5)
TW North America	94.9	91.5	4	4	(0.5)	358.0	344.8	4	3	2.9
Beauty North America	78.9	91.3	(14)	(13)	(0.1)	320.1	348.3	(8)	(10)	6.4
South America	102.5	87.8	17	28	(7.5)	373.9	318.6	17	26	(22.9)

	$ 717.1	$ 711.0	1	5	$ (26.8)	$ 2,671.6	$ 2,583.8	3	6	$ (67.9)

Segment profit:
Europe	$ 47.8	$ 50.7	(6)	(6)	$ 0.7	$ 130.0	$ 131.6	(1)	-	$ (2.1)
Asia Pacific	54.8	54.0	1	12	(5.0)	188.1	172.7	9	16	(10.6)
TW North America	21.7	18.4	18	18	(0.1)	65.9	63.7	3	2	1.0
Beauty North America	1.1	7.2	(85)	(85)	-	16.1	30.2	(47)	(49)	1.1
South America	19.4	18.8	3	12	(1.5)	68.9	61.0	13	21	(4.1)

	144.8	149.1	(3)	1	(5.9)	469.0	459.2	2	5	(14.7)

Unallocated expenses	(16.1)	(19.8)	(19)	(19)	(0.4)	(62.4)	(62.6)	(1)	(2)	(0.7)
Gains on disposal of assets including insurance recoveries	(0.4)	(0.1)	+	+	-	0.7	7.9	(91)	(91)	-
Re-engineering and impairment charges	(2.2)	(18.4)	(88)	(88)	-	(9.3)	(22.4)	(59)	(59)	-
Impairment of goodwill and intangible assets	-	-	-	-	-	-	(76.9)	(100)	(100)	-
Interest expense, net	(10.0)	(7.3)	36	36	-	(37.6)	(32.4)	16	16	-

Income before taxes	116.1	103.5	12	20	(6.3)	360.4	272.8	32	40	(15.4)
Provision for income taxes	26.4	29.0	(9)	(4)	(1.4)	86.2	79.8	8	13	(3.6)
Net income	$ 89.7	$ 74.5	21	29	$ (4.9)	$ 274.2	$ 193.0	42	51	$ (11.8)

Net income per common share (diluted)	$ 1.74	$ 1.34	30	39	(0.09)	$ 5.17	$ 3.42	51	61	(0.21)

Weighted Average number of diluted shares	51.5	55.6				53.1	56.4

* 2013 actual compared with 2012 translated at 2013 exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(In millions except per share data)
	13 Weeks Ended Dec 28, 2013				13 Weeks Ended Dec 29, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 47.8	$ -		$ 47.8	$ 50.7	$ (0.2)	a	$ 50.5
Asia Pacific	54.8	0.6	a	55.4	54.0	0.2	a	54.2
TW North America	21.7	-		21.7	18.4	-		18.4
Beauty North America	1.1	2.2	a	3.3	7.2	0.2	a	7.4
South America	19.4	0.1	a	19.5	18.8			18.8
	144.8	2.9		147.7	149.1	0.2		149.3

Unallocated expenses	(16.1)			(16.1)	(19.8)			(19.8)
Gains on disposal of assets	(0.4)	0.4	c	-	(0.1)	0.1	c	-
Re-eng and impairment chgs	(2.2)	2.2	d	-	(18.4)	18.4	d	-
Interest expense, net	(10.0)			(10.0)	(7.3)	-		(7.3)
Income before taxes	116.1	5.5		121.6	103.5	18.7		122.2
Provision for income taxes	26.4	2.0	e	28.4	29.0	(2.1)	e	26.9
Net income	$ 89.7	$ 3.5		$ 93.2	$ 74.5	$20.8		$ 95.3

Net income per common share (diluted)	$ 1.74	$0.07		$ 1.81	$ 1.34	$0.37		$ 1.71

	52 Weeks Ended Dec 28, 2013				52 Weeks Ended Dec 29, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 130.0	$ 0.2	a	$ 130.2	$ 131.6	$ 0.6	a	$ 132.2
Asia Pacific	188.1	1.2	a	189.3	172.7	0.9	a	173.6
TW North America	65.9	-		65.9	63.7	-		63.7
Beauty North America	16.1	3.2	a	19.3	30.2	0.8	a	31.0
South America	68.9	4.4	a, g	73.3	61.0			61.0
	469.0	9.0		478.0	459.2	2.3		461.5

Unallocated expenses	(62.4)			(62.4)	(62.6)	(0.5)	b	(63.1)
Gains on disposal of assets including insurance rec	0.7	(0.7)	c	-	7.9	(7.9)	c	-
Re-eng and impairment chgs	(9.3)	9.3	d	-	(22.4)	22.4	d	-
Impairment of goodwill and intangible assets	-			-	(76.9)	76.9	f	-
Interest expense, net	(37.6)			(37.6)	(32.4)			(32.4)
Income before taxes	360.4	17.6		378.0	272.8	93.2		366.0
Provision for income taxes	86.2	3.5	e	89.7	79.8	4.8	e	84.6
Net income	$ 274.2	$14.1		$ 288.3	$ 193.0	$ 88.4		$ 281.4

Net income per common share (diluted)	$ 5.17	$0.26		$ 5.43	$ 3.42	$ 1.57		$ 4.99

(a)

Amortization of intangibles of acquired beauty units, as well as inventory obsolescence adjustments in connection with exiting small Nutrimetics businesses in Europe in 2012, $(0.3M) in the fourth quarter and $.02M for the full year.

(b)	Change in estimate of asset retirement obligation for the Company's Orlando and South Carolina locations.

(c)	Gain on disposal of assets of $0.7 million in full year 2013 and $7.9 million in full year 2012, was primarily from the sale of land in Orlando and the sale of a facility in Belgium, respectively.

(d)

Re-engineering and impairment charges of $9.3 million in 2013 and $22.4 million in 2012, included severance costs incurred for headcount reductions in several of the Company's operations in connection with changes in its management and organizational structures, and in 2012, the decision to cease operating its Nutrimetics businesses in Greece in the United Kingdom, as well as the relocation of its office in Poland.  The majority of the fourth quarter 2012 amount was to write-off the cumulative translation adjustment in the United Kingdom related to the Company's exit from that country.

(e)	Provision for income taxes represented the net tax impact of adjusted amounts.

(f)	After review in 2012, the purchase accounting intangibles of BeautiControl , NaturCare Japan and Nutrimetics were deemed to be impaired, resulting in non-cash charges of $76.9 million.

(g)

Translation impact  of $4.2 million in 2013  was related to the net monetary asset, inventory and non-recurring deferred tax balance sheet positions when, in the first quarter of 2013, the Venezuelan government devalued the bolivar to U.S. dollar exchange rate to 6.3.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended	Year Ended
	December 28,	December 29,
(In millions)	2013	2012

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 323.5	$ 298.7

INVESTING ACTIVITIES
Capital expenditures	(69.0)	(75.6)
Proceeds from disposal of property, plant & equipment	8.9	10.8

Net cash used in investing activities	(60.1)	(64.8)

FINANCING ACTIVITIES
Dividend payments to shareholders	(116.8)	(77.6)
Net proceeds from issuance of senior notes	200.0	-
Repurchase of common stock	(379.4)	(205.0)
Repayment of long-term debt and capital lease obligations	(2.5)	(2.3)
Net change in short-term debt	27.8	6.0
Debt issuance costs	(2.2)	-
Proceeds from exercise of stock options	21.0	12.9
Excess tax benefits from share-based payment arrangements	14.5	13.5

Net cash used in financing activities	(237.6)	(252.5)

Effect of exchange rate changes on cash and
cash equivalents	(18.3)	0.2

Net change in cash and cash equivalents	7.5	(18.4)

Cash and cash equivalents at beginning of year	119.8	138.2

Cash and cash equivalents at end of period	$ 127.3	$ 119.8

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Dec. 28,	Dec. 29,
(In millions)	2013	2012

Assets

Cash and cash equivalents	$127.3	$119.8
Other current assets	640.3	646.7
Total current assets	767.6	766.5

Property, plant and equipment, net	300.8	298.8

Other assets	762.7	756.5

Total assets	$1,831.1	$1,821.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$235.2	$203.4
Accounts payable and other current liabilities	518.3	491.1

Total current liabilities	753.5	694.5

Long-term debt	619.9	414.4

Other liabilities	201.9	233.8

Total shareholders' equity	255.8	479.1

Total liabilities and shareholders' equity	$1,831.1	$1,821.8

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended Dec. 28, 2013: 1.80 times

*Adjusted EBITDA as defined in the Company's credit agreement under
Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 29, 2014

(UNAUDITED)

($ in millions, except per share amounts)
	First Quarter	First Quarter
	2013 Actual	2014 Outlook
		Range
		Low	High

Income before income taxes	$ 78.2	$ 73.1	$ 76.6

Income tax	20.0	18.2	19.1
Effective Rate	26%	25%	25%

Net Income (GAAP)	$ 58.2	$ 54.9	$ 57.5

% change from prior year		-6%	-1%

Adjustments(1):
Impact of Venezuelan bolivar devaluation on balance sheet positions	$ 3.9	$ -	$ -
Re-engineering and other restructuring costs	2.2	1.0	1.0
Acquired intangible asset amortization	0.3	2.9	2.9
Income tax (2)	(0.2)	(1.0)	(1.0)
Net Income (adjusted)	64.4	57.8	60.4

Exchange rate impact (3)	(7.8)	-	-
Net Income (adjusted and 2013 restated for currency changes)	56.6	57.8	60.4

% change from prior year		2%	7%

Net income (GAAP) per common share (diluted)	$ 1.06	$ 1.08	$ 1.13

% change from prior year		2%	7%

Net Income (adjusted) per common share (diluted)	$ 1.18	$ 1.13	$ 1.18

Net Income (adjusted & restated) per common share (diluted)	$ 1.04	$ 1.13	$ 1.18

% change from prior year		9%	13%

Average number of diluted shares (millions)	54.7	51.0	51.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates
See the note related to Venezuela foreign exchange on the following page

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 29, 2014

(UNAUDITED)

($ in millions, except per share amounts)
	Full Year	Full Year
	2013 Actual	2014 Outlook
		Range
		Low	High

Income before income taxes	$ 360.4	$ 351.1	$ 361.1

Income tax	86.2	87.5	90.0
Effective Rate	24%	25%	25%

Net Income (GAAP)	$ 274.2	$ 263.6	$ 271.1

% change from prior year		-4%	-1%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.7)	$ -	$ -
Re-engineering and other restructuring costs	9.3	10.0	10.0
Impact of Venezuelan bolivar devaluation on balance sheet positions	4.2	-	-
Acquired intangible asset amortization	4.8	11.6	11.6
Income tax (2)	(3.5)	(5.7)	(5.7)
Net Income (adjusted)	288.3	279.5	287.0

Exchange rate impact (3)	(23.4)	-	-
Net Income (adjusted and 2013 restated for currency changes)	264.9	279.5	287.0

% change from prior year		5%	8%

Net income (GAAP) per common share (diluted)	$ 5.17	$ 5.20	$ 5.35

% change from prior year		1%	3%

Net Income (adjusted) per common share (diluted)	$ 5.43	$ 5.51	$ 5.66

Net Income (adjusted & restated) per common share (diluted)	$ 4.99	$ 5.51	$ 5.66

% change from prior year		10%	13%

Average number of diluted shares (millions)	53.1	50.7	50.7

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 translated at current currency exchange rates

The Company's outlook assumes no change in the current Venezuelan exchange rate of 6.3 bolivars to the U.S. dollar.  If the rate had gone to 63 bolivars to the dollar as of the beginning of the first quarter of 2014, the Company estimates its full-year 2014 pre-tax earnings would be $65 million lower than shown above, of which $40 million would relate to amounts already on the balance sheet at the end of December 2013, and the rest to the translation of 2014 activity at the lower rate.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *

(UNAUDITED)
		As of and for
		the Four Quarters
		Ended
		Dec 28,
		2013
	Adjusted EBITDA:
	Net income	$274.2
	Add:
	Depreciation and amortization	54.8
	Gross interest expense	40.2
	Provision for income taxes	86.2
	Equity compensation	19.1
	Deduct:
	Gains on land sales, insurance recoveries, etc.	(0.7)

	Total Adjusted EBITDA	$473.8

	Consolidated total debt	$855.1
	Divided by adjusted EBITDA	473.8

	Debt to Adjusted EBITDA Ratio	1.80

*

Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

CONTACT: Investor Contact: Teresa Burchfield (407) 826-4475